September 13, 1996


Mr. Larry Voight
VRB CORPORATION
One Detroit Center
500 Woodward Avenue
3rd Floor
Detroit, MI 48275-3204

Re:  Gantos Lease at 3260 Patterson SE, Grand Rapids, Michigan

Dear Larry:

     Pursuant to our conversations regarding the Lease dated April 1, 1995, between VRB Corp., as Landlord, and Gantos, Inc., as Tenant, for the above-referenced premises, this shall serve as our agreement in the event a new lease for the premises is never formalized prior to the current lease expiration date of July 31, 1996.

     In the event a new lease for the premises is not executed prior to the current lease expiration date, then notwithstanding any provisions to the contrary contained in the Lease, Tenant will be on a month-to-month tenancy on the same rental and terms and conditions of the current Lease, except either Landlord or Tenant shall have the right to terminate the Lease by providing the other party with at least six (6) months prior written notice.

     If this adequately reflects our understanding, please sign this letter and return a copy to my attention.

     In the event you have any questions or comments concerning the foregoing, please give me a call.

                              Very truly yours,

                              GANTOS, INC.



                              Kenneth Green
                              Vice President and General Counsel

KG/sra

Accepted and Agreed
as of the date set forth above

VRB CORP.


By /s/ Larry Voight
   ----------------------------
   Larry Voight, Vice President